Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P.]

December 30, 2004

Board of Directors

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia, 22102

Ladies and Gentlemen:

We are acting as counsel to Highland Hospitality Corporation, a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 5,668,338 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which may be sold from time to time by certain selling securityholders listed in the Registration Statement (the “Selling Securityholders”). Up to 888,488 of such Shares (the “FBR Shares”) may be sold by Friedman, Billings, Ramsey & Co., Inc. (“FBR”) following exercise by FBR of a warrant to purchase such Shares. In addition, Barceló Crestline Corporation (“BC”) may sell up to 1,779,850 Shares (the “Barceló Shares”), which Barceló Shares include up to 529,850 Shares (the “Unit Redemption Shares”) that BC may acquire upon redemption of a like number of units of limited partnership interest held by BC (the “Partnership Units”) in Highland Hospitality, L.P. (the “Partnership”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Articles of Amendment and Restatement of the Company (the “Charter”), as certified by the Maryland State Department of Assessments and Taxation on December 7, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Amended and Restated Bylaws of the Company (the “Bylaws”), as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

Board of Directors

December 30, 2004

4.	Certain resolutions of the Board of Directors of the Company adopted at a meeting held on December 15, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the filing of the Registration Statement and arrangements in connection therewith.

5.	Certain resolutions of the Board of Directors of the Company adopted by written consent of directors in lieu of a meeting on December 11, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the private sale to certain Selling Securityholders of an aggregate of 3,000,000 shares of the Company’s common stock, the issuance of warrants to FBR to purchase the FBR Shares and the issuance by the Company of the FBR Shares upon due exercise thereof by FBR, and the issuance and sale of the Unit Redemption Shares upon redemption of the Partnership Units.

6.	Certain resolutions of the Board of Directors of the Company adopted by written consent of directors in lieu of a meeting on September 3, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, authorizing, among other things, the private sale to BC of an aggregate 1,250,000 shares of the Company’s common stock.

7.	Copies of those certain stock purchase agreements (the “Stock Purchase Agreements”), dated as of November 6, 2003, by and between the Company and certain Selling Securityholders.

8.	A copy of the Warrant Agreement (the “FBR Warrant”) dated December 19, 2003, by and between the Company and FBR.

9.	The Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), dated as of December 19, 2003 by and among the Company, the Partnership, HHC GP Corporation, as general partner of the Partnership (the “GP”), and certain other limited partners, as amended through the date hereof, as certified by the Secretary of the GP on the date hereof as being complete, accurate, and in effect.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to

Board of Directors

December 30, 2004

authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limits contained in the Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The FBR Shares, upon the effectiveness of the Registration Statement and receipt by the Company of the exercise price therefor as specified in the resolutions of the Board of Directors and the FBR Warrant, will be validly issued, fully paid and nonassessable.

(b) The Barceló Shares, upon the effectiveness of the Registration Statement, and, in connection with the Unit Redemption Shares, issuance by the Company of such Shares upon redemption of the Partnership Units, as specified in the resolutions of the Board of Directors and the Partnership Agreement, will be validly issued, fully paid and nonassessable.

(c) The Shares, other than the FBR Shares and the Barceló Shares covered above, have been validly issued and are fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Agreement.

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Board of Directors

December 30, 2004

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.

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